QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.5

FOURTH AMENDMENT
TO THE
GEORGIA GULF CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN

As amended and restated effective as of January 1, 1997

        THIS AMENDMENT to the Georgia Gulf Corporation Hourly Employees Retirement Savings Plan, as amended and restated effective as of January 1, 1997 ("Plan") made this 21st day of November, 2002, by Georgia Gulf Corporation ("Company").

W I T N E S S E T H:

        WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of its employees and their beneficiaries and, pursuant to Section 13.1 thereof, the Company has the right to amend the Plan at any time; and

        WHEREAS, the Company wishes to amend the Plan at this time in order to comply with the provisions, as applicable, of the Economic Growth and Tax Relief Reconciliation Act of 2001, and for other purposes;

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as specified herein:

1.

        Section 1.8(b) of the Plan is amended to provide as follows, effective as of January 1, 2002:

        (c)    Limitation.    The annual Compensation of each Participant taken into account under the Plan for any Plan Year beginning on or after January 1, 2002 shall not exceed $200,000, as adjusted by the Secretary of the Treasury in accordance with applicable law. If the Plan determines Compensation for a period of time that contains fewer than 12 calendar months, the above limitation shall be proportionately reduced. With respect to Plan Years beginning before January 1, 2002, the annual Compensation taken into account in determining contributions or benefits under the Plan shall be subject to the provisions of the Plan, as amended and in effect from time to time prior to January 1, 2002.

2.

        Section 6.1(b) is amended to provide as follows, with respect to Employees who are credited with at least one Hour of Service on or after January 1, 2002:

        (a)    Matching Employer Contributions Sub-Account.    The interest of each Participant who is credited with at least one Hour of Service on or after January 1, 2002 in his Matching Employer Contributions Sub-Account will become vested and nonforfeitable in accordance with the following schedule:

Years of Service	Percentage Vested and Nonforfeitable
1 but less than 2	10
2 but less than 3	20
3 but less than 4	40
4 but less than 5	60
5 but less than 6	80
6 or more	100

        The interest of each other Participant in his Matching Employer Contributions Sub-Account will become vested and nonforfeitable in accordance with the following schedule:

Years of Service	Percentage Vested and Nonforfeitable
1 but less than 2	10
2 but less than 3	20
3 but less than 4	30
4 but less than 5	40
5 but less than 6	60
6 but less than 7	80
7 or more	100

3.

        Section 10.2(b) of the Plan is amended to provide as follows, effective as of January 1, 2002:

          (b)   "Defined Contribution Dollar Limitation" shall mean $40,000, as adjusted by the Secretary of the Treasury for increases in the cost of living in accordance with applicable law. If a short Limitation Year is created because of a Plan amendment changing the Limitation Year to a different 12-consecutive-month period, the Defined Contribution Dollar Limitation for the short Limitation Year shall not exceed the amount determined in the preceding sentence multiplied by a fraction the numerator of which is the number of months in the short Limitation Year and the denominator of which is 12.

4.

        Section 10.2(f) of the Plan is amended to provide as follows, effective as of January 1, 2002:

        (f)    "Maximum Annual Addition" shall mean the maximum Annual Addition that may be contributed or allocated to a Participant's Account under the Plan for any Limitation Year. The Maximum Annual Addition shall be the lesser of:

          (i)    the Defined Contribution Dollar Limitation, or

          (ii)   100% of the Participant's Includable Compensation for the Limitation Year.

5.

        Section 7.2(b)(3) of the Plan is amended by deleting paragraph (A) and inserting in its place the following, effective as of January 1, 2002:

        (A)  after receiving the hardship withdrawal, the Participant shall be prohibited from making Before-Tax Contributions under this Plan and elective contributions and employee contributions under any other plan of a member of the Controlled Group or under an otherwise legally enforceable agreement (including all qualified and nonqualified deferred compensation, stock option and stock purchase plans maintained by such member of the Controlled Group, but not including health or welfare benefit plans or the mandatory employee contribution portion of any defined benefit plan) for (A) in the case of hardship withdrawals received on or before December 31, 2001, a period of 12 months following receipt of the hardship withdrawal; or (B) in the case of hardship withdrawals received on or after January 1, 2002, a period of 6 months following receipt of the hardship withdrawal; and

6.

        Section 11.4(c) is hereby added, effective as of January 1, 2003:

        (c)    Minimum Distribution Requirements.

          (i)    General Rules.

            (A)    Effective Date.    The provisions of this subsection (c) will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

            (B)    Precedence.    The requirements of this subsection (c) will take precedence over any inconsistent provisions of the Plan.

            (C)    Requirements of Treasury Regulations Incorporated.    All distributions required under this subsection (c) will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.

            (D)    TEFRA Section 242(b)(2) Elections.    Notwithstanding the other provisions of this subsection (c), distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the plan that relate to section 242(b)(2) of TEFRA.

          (ii)    Time and Manner of Distribution.

            (A)    Required Beginning Date.    The Participant's entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant's required beginning date.

            (B)    Death of Participant Before Distributions Begin.    If the Participant dies before distributions begin, the Participant's entire interest will be distributed, or begin to be distributed, no later than as follows:

              (1)    If the Participant's surviving spouse is the Participant's sole designated Beneficiary, then, except as provided in paragraph (vi) below, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

              (2)    If the Participant's surviving spouse is not the Participant's sole designated Beneficiary, then, except as provided in paragraph (vi) below, distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

              (3)    If there is no designated Beneficiary as of September 30 of the year following the year of the Participant's death, the Participant's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

              (4)    If the Participant's surviving spouse is the Participant's sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subparagraph (B) other than subparagraph (B)(1) above, will apply as if the surviving spouse were the Participant.

              For purposes of this subparagraph (B) and paragraph (iv) below, unless subparagraph (B)(4) applies, distributions are considered to begin on the Participant's required beginning date. If subparagraph (B)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subparagraph (B)(1). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant's required beginning date (or to the Participant's surviving spouse before the date distributions are required to begin to the surviving spouse under subparagraph (B)(1)), the date distributions are considered to begin is the date distributions actually commence.

            (C)    Form of Distribution.    Unless the Participant's interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with paragraphs (iii) and (iv) below. If the Participant's interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

          (iii)    Required Minimum Distributions During Participant's Lifetime.

            (A)    Amount of Required Minimum Distribution For Each Distribution Calendar Year.    During the Participant's lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

              (1)    the quotient obtained by dividing the Participant's account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's age as of the Participant's birthday in the distribution calendar year; or

              (2)    if the Participant's sole designated beneficiary for the distribution calendar year is the Participant's spouse, the quotient obtained by dividing the Participant's account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's and spouse's attained ages as of the Participant's and spouse's birthdays in the distribution calendar year.

            (B)    Lifetime Required Minimum Distributions Continue Through Year of Participant's Death.    Required minimum distributions will be determined under this paragraph (iii) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant's date of death.

          (iv)    Required Minimum Distributions After Participant's Death.

            (A)    Death On or After Date Distributions Begin.

              (1)    Participant Survived by Designated Beneficiary.    If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant's designated beneficiary, determined as follows:

                (a)    The Participant's remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

                (b)    If the Participant's surviving spouse is the Participant's sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant's death using the surviving spouse's age as of the spouse's birthday in that year. For distribution calendar years after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year.

                (c)    If the Participant's surviving spouse is not the Participant's sole designated beneficiary, the designated beneficiary's remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant's death, reduced by one for each subsequent year.

              (2)    No Designated Beneficiary.    If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant's death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the Participant's remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

            (B)    Death Before Date Distributions Begin.

              (1)    Participant Survived by Designated Beneficiary.    Except as provided in paragraph (vi) below, if the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant's death is the quotient obtained by dividing the Participant's account balance by the remaining life expectancy of the Participant's designated beneficiary, determined as provided in subparagraph (A) above.

              (2)    No Designated Beneficiary.    If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant's death, distribution of the Participant's entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

              (3)    Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin.    If the Participant dies before the date distributions begin, the Participant's surviving spouse is the Participant's sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 11.4(c)(ii)(B)(1), this Section 11.4(c)(iv)(B) will apply as if the surviving spouse were the Participant.

          (v)    Definitions.

            (A)    Designated beneficiary.    The individual who is designated as the Beneficiary under Section 8.1 of the Plan and is the designated Beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

            (B)    Distribution calendar year.    A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant's required beginning date. For distributions beginning after the Participant's death, the first distribution calendar year is the calendar year in which distributions are required to begin under paragraph (ii)(B) above. The required minimum distribution for the Participant's first distribution calendar year will be made on or before the Participant's required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

            (C)    Life expectancy.    Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

            (D)    Participant's account balance.    The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

            (E)    Required beginning date.    The date specified in Section 11.4(a) of the Plan.

          (vi)    Participants or Beneficiaries May Elect 5-Year Rule.

          Participants or beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in paragraphs (ii)(B) and (iv)(B) above applies to distributions after the death of a Participant who has a designated beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under paragraph (ii)(B) above, or by September 30 of the calendar year which contains the fifth anniversary of the Participant's (or, if applicable, Surviving Spouse's) death. If neither the Participant nor beneficiary makes an election under this paragraph (vi), distributions will be made in accordance with paragraphs (ii)(B) and (iv)(B) above.

7.

        Section 11.7(c) of the Plan is amended to provide as follows, effective as of January 1, 2002:

          (c)    Eligible Retirement Plan.    An eligible retirement plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b) (other than an endowment contract), a qualified trust described in Code section 401(a) which is a defined contribution plan and the terms of which permit the acceptance of rollover contributions, an annuity plan described in Code section 403(a) the terms of which permit the acceptance of rollover contributions, an eligible deferred compensation plan described in Code section 457(b) which is maintained by an eligible employer described in Code section 457(e)(1)(A) and the terms of which permit the acceptance of rollover contributions, and an annuity contract described in Code section 403(b) the terms of which permit the acceptance of rollover contributions.

8.

        Section 12.2(n) of the Plan, is amended to provide as follows, effective as of January 1, 2002.

          (n)    "Top-Heavy Ratio" means a fraction, the numerator of which is the sum of the Present Value of accrued benefits and the account balances (as required by Code section 416) of all Key Employees with respect to such Qualified Plans as of the Determination Date (including any part of any accrued benefit or account balance distributed during the five-year period ending on the Determination Date), and the denominator of which is the sum of the Present Value of the accrued benefits and the account balances (including any part of any accrued benefit or account balance distributed in the one-year period ending on the Determination Date) of all Employees with respect to such Qualified Plans as of the Determination Date. In the case of a distribution made for a reason other than separation from service, death, or disability, the preceding sentence shall be applied by substituting "five-year period" for "one-year period". The value of account balances and the Present Value of accrued benefits will be determined as of the most recent Top-Heavy Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Code section 416 for the first and second Plan Years of a Defined Benefit Plan. The account balances and accrued benefits of a participant who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, transfers and contributions unpaid as of the Determination Date are taken into account will be made in accordance with Code section 416. Employee contributions described in Code section 219(e)(2) will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. The accrued benefit of any Employee other than a Key Employee will be determined under the method, if any, that uniformly applies for accrual purposes under all Qualified Plans maintained by all Controlled Group Members and included in a Required Aggregation Group or a Permissive Aggregation Group or, if there is no such method, as if the benefit accrued not more rapidly then the slowest accrual rate permitted under the fractional accrual rate of Code section 411(b)(1)(C). Notwithstanding the foregoing, the account balances and accrued benefits of any Employee who has not performed services for an employer maintaining any of the aggregated plans during the one-year period ending on the Determination Date will not be taken into account for purposes of this subsection.

9.

        Section 12.2(h) of the Plan is amended to provide as follows, effective as of January 1, 2002:

          (h)    "Key Employee" means any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the Plan Year was (i) an officer of a Controlled Group Member if such individual's annual Includable Compensation exceeds $130,000 (as adjusted by the Secretary of the Treasury for years beginning after December 31, 2002 for increases in the cost of living); (ii) a 5-percent owner of a Controlled Group Member; or (iii) a 1-percent owner of a Controlled Group Member who has an annual Includable Compensation of more than $150,000. For purposes of clause (i) of the preceding sentence, no more than 50 employees (or, if lesser, the greater of 3 or 10 percent of the Employees) shall be treated as officers. The determination of who is a Key Employee will be made in accordance with Code section 416(i)(1) and the regulations thereunder.

10.

        All other provisions of the Plan not inconsistent herewith are ratified and confirmed.

        IN WITNESS WHEREOF, this Fourth Amendment has been executed and the seal of the Company affixed hereto on the day and year first above written.

COMPANY:

GEORGIA GULF CORPORATION

By:	/s/ JOEL I. BEERMAN

Title:	/s/ Vice President

QuickLinks

  Exhibit 4.5